Exhibit 99.1

SunEdison, Inc. and TerraForm Power, Inc.
Announce Pricing of Initial Public Offering
of TerraForm Power, Inc.

Maryland Heights, Missouri and Beltsville, Maryland - July 17, 2014 - SunEdison, Inc. (“SunEdison”)(NYSE: SUNE) and TerraForm Power, Inc. (“TerraForm Power”) announced today that TerraForm Power, a subsidiary of SunEdison, has priced an underwritten initial public offering of 20,065,000 shares of its Class A common stock at a price to the public of $25.00 per share. The shares will begin trading on the NASDAQ Global Select Market on July 18, 2014 under the ticker symbol “TERP.” In connection with this offering, TerraForm Power has granted the underwriters a 30-day option to purchase up to an additional 3,009,750 shares of Class A common stock at the initial public offering price. TerraForm Power will also receive gross proceeds of $65.0 million from the sale of shares of Class A common stock in connection with two concurrent private placement transactions at a price per share equal to the initial public offering price.
TerraForm Power intends to use $371.2 million of the net proceeds of this offering and the gross proceeds of $65.0 million from the private placement transactions to acquire newly-issued Class A units of TerraForm Power, LLC (“Terra LLC”). Terra LLC will use such proceeds, together with the proceeds from a new term loan facility, to repay all outstanding indebtedness (including accrued interest) under its bridge facility, to pay fees and expenses related to to the new term loan and new revolving credit facility, to repay approximately $47.0 million of project-level indebtedness and for general corporate purposes, which may include future acquisitions of solar assets from SunEdison or from unaffiliated third parties. In addition, Terra LLC will also use approximately $86.0 million of the net proceeds to pay for the acquisition of, and milestone payments relating to, certain projects included in TerraForm Power’s initial portfolio from third parties. TerraForm Power intends to use $92.8 million of the net proceeds, plus any proceeds resulting from the underwriters’ exercise of their option to purchase additional shares of Class A common stock, to purchase Class B units of Terra LLC and shares of Class B common stock held by SunEdison or its affiliates at a price equal to the initial public offering price less the underwriting discounts and commissions and structuring fee, which securities will immediately be cancelled contemporaneously with Terra LLC issuing Class A units to TerraForm Power.
Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc. are serving as joint bookrunners in the offering. Additionally, Santander Investment Securities Inc. is serving as lead manager in the offering and FBR Capital Markets & Co. is serving as a co-manager in the offering. Copies of the prospectus related to the offering may be obtained from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282 or by emailing prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, Inc., 1155 Long Island Avenue, Edgewood, NY 11717 or by calling (800) 831-9146 or by emailing prospectus@citi.com.
A registration statement relating to this offering was declared effective by the Securities and Exchange Commission (the “Commission”) on July 17, 2014. The registration statement can be accessed through the Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of the prospectus.
Forward-Looking Statements
This communication contains forward-looking statements that may state SunEdison’s or TerraForm Power’s or their respective management's intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as "will," "expect," "estimate," "anticipate," "forecast," "plan," "believe," and similar terms.  Although SunEdison and TerraForm Power believe that their expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets. Any forward looking information presented herein is made only as of the date of this press release, and SunEdison and TerraForm Power not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Investor Relations / Media Contact

Investors: Sanjeev Kumar, CFO
Direct: (443) 909-7247

Media: Gordon Handelsman, Sr. Director, Brand and Corporate Communication
Direct: (650) 632-6120